Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) is entered into as of March 12, 2026, by and among Digimarc Corporation, an Oregon corporation (the “Company”), Deschutes Parent, Inc., an Oregon corporation (“Holdings”), and Deschutes Merger Sub, Inc., an Oregon corporation (“Merger Sub”).

RECITALS

A.    Holdings is an Oregon corporation and a wholly owned subsidiary of the Company on the date hereof.

B.    Merger Sub is an Oregon corporation and a wholly owned subsidiary of Holdings on the date hereof.

C.    The Company is an Oregon corporation. All of the shares of stock in Holdings issued and outstanding on the date hereof are held by the Company.

D.    Each of the Company, Holdings and Merger Sub desire that Merger Sub merge with and into the Company (the “Merger”) as authorized by the laws of the State of Oregon.

AGREEMENT

In consideration of the foregoing recitals and of the following covenants and agreements set forth in this Agreement, and for the purpose of prescribing the terms and conditions of the Merger, the parties agree as follows:

1.	Merger; Effectiveness.

1.1    Merger Sub shall be merged with and into the Company pursuant to Section 60.487 of the Oregon Revised Statutes (“ORS”) and in accordance with the terms and conditions of this Merger Agreement, the separate existence of Merger Sub shall cease, and the Company, as the surviving corporation, shall continue its corporate existence under the laws of the State of Oregon, all with the effect provided in the ORS, as a wholly owned subsidiary of Holdings.

1.2    Upon completion of the following events:

(i)    the adoption of the plan of merger as stated herein by the Board of Directors of the Company;

(ii)    the adoption of the plan of merger as stated herein by the Board of Directors of Holdings;

(iii)    the adoption of the plan of merger as stated herein by the Board of Directors of Merger Sub;

(iv)    the approval of the plan of merger as stated herein by the holders of common stock, $0.001 par value per share, of the Company;

(v)    the approval of the plan of merger as stated herein by the holder of common stock, $0.001 par value per share, of Holdings;

(vi)    the approval of the plan of merger as stated herein by the holder of common stock, $0.001 par value per share, of Merger Sub; and

(vii)    the execution by the Company of the Articles of Merger and the filing of such Articles of Merger with the State of Oregon;

the Merger shall become effective at 11:59 p.m. Pacific Time on the date on which a duly executed copy of Articles of Merger with respect to the Merger is filed in the office of the Secretary of State of Oregon in accordance with the provisions of the ORS (such date and time, the “Effective Time”).

2.

Articles of Incorporation. The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall, from and after the Effective Time, continue to be the articles of incorporation of the Company and shall thereafter continue in full force and effect as the articles of incorporation of the Company until such articles of incorporation shall thereafter be amended as provided by law.

3.

Bylaws. The bylaws of the Company, as in effect immediately prior to the Effective Time, shall, from and after the Effective Time, continue to be the bylaws of the Company and shall thereafter continue in full force and effect as the bylaws of the Company until such bylaws shall thereafter be amended as provided by law.

4.

Directors and Officers. The directors and officers of the Company in office immediately prior to the Effective Time shall continue as the directors and officers, respectively, of the Company following the Effective Time, to hold office until their successors have been duly elected and qualified in accordance with the articles of incorporation and bylaws of the Company.

5.

Treatment of Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of the Company or any shares of stock of Merger Sub, all issued and outstanding shares of stock of Merger Sub, all of which are owned by Holdings, shall be cancelled, and no consideration shall be delivered in exchange therefor.

6.

Rights, Duties, Powers, Liabilities, Etc. At the Effective Time, the separate existence of Merger Sub shall cease, and Merger Sub shall be merged in accordance with the provisions of this Merger Agreement with and into the Company, which shall possess all the properties and assets, and all the rights, privileges, powers, immunities and franchises, of whatever nature and description, and shall be subject to all restrictions, duties and liabilities of the Company and Merger Sub; and all such things shall be taken and deemed to be transferred to and vested in the Company without further act or deed; and the title to any real estate, or any interest therein, vested by deed or otherwise in either the Company or Merger Sub, shall be vested in the Company without reversion or impairment. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either the Company or Merger Sub, may be prosecuted to judgment or decree as if the Merger had not taken place, and the Company may be substituted in any such action or proceeding.

7.

Implementation. Each of the Company and Merger Sub shall take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under the laws of the State of Oregon to consummate and make effective the Merger, and shall execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be necessary, proper or advisable to effect the transactions contemplated by this Merger Agreement.

8.

Termination. This Merger Agreement may be terminated for any reason at any time before the filing of Articles of Merger with the State of Oregon (whether before or after adoption by the Board of Directors of each of the Company, Holdings, and Merger Sub) by resolution of the Board of Directors of the Company.

9.	Amendment. This Agreement may, to the extent permitted by law, be amended, supplemented or interpreted at any time by action taken by the Board of Directors of the Company.

IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first written above.

DIGIMARC CORPORATION

By:	/s/ Charles Beck
Name:	Charles Beck
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

DESCHUTES PARENT, INC.

By:	/s/ Charles Beck
Name:	Charles Beck
Title:	Treasurer and Secretary

DESCHUTES MERGER SUB, INC.

By:	/s/ Charles Beck
Name:	Charles Beck
Title:	Treasurer and Secretary